EXHIBIT 99.1

Contact:
Tere Miller
Vice President, Investor Relations
(760) 741-2111, ext. 1177

ROGER P. KUPPINGER AND WILLARD H SMITH JR TO RETIRE
FROM REALTY INCOME’S BOARD OF DIRECTORS

ESCONDIDO, CALIFORNIA, February 13, 2009….Realty Income Corporation (Realty Income), The Monthly Dividend Company®, (NYSE: O) today announced that two non-executive directors, Roger P. Kuppinger and Willard H Smith Jr, will retire from the Board of Directors effective after Realty Income’s annual meeting of shareholders on May 12, 2009.

Commenting on their retirement, Tom A. Lewis, Vice Chairman and Chief Executive Officer, stated: “Roger has been a member of our Board of Directors since Realty Income became a public company in 1994. During the past 15 years he has provided us with a wealth of knowledge and experience in the field of corporate accounting and was an important resource in overseeing Realty Income’s compliance with the reporting changes that resulted from the passage of the Sarbanes-Oxley Act in 2002. Mr. Kuppinger served as chairman of our Audit Committee and was a member of our Compensation Committee. Bill Smith became a Board member in 1996 and has shared his many years of experience on Wall Street, as a former Merrill Lynch executive, as well as providing strong support for all of our capital markets activities. Mr. Smith served as a member of both the Audit and Compensation Committees. We will miss the presence of both of these fine gentlemen at our Board meetings and wish them both much success in their future endeavors.”

The Company further announced that Ronald L. Merriman will become the chairman of the Audit Committee upon the retirement of Mr. Kuppinger, effective after the annual shareholder meeting on May 12, 2009. Ronald L. Merriman is the managing director of Merriman Partners, a management advisory firm. Prior to founding Merriman Partners in 2003, Mr. Merriman served as a managing director of O’Melveny & Myers law firm, as an executive vice president of Carlson Wagonlit Travel, as president of Ambassador Performance Group, Inc., and was employed by the accounting firm of KPMG for thirty years and served for seven years as vice chairman of KPMG’s Management Committee. Mr. Merriman has been a director of Realty Income since July 2005 and has served on various of the Company’s committees, including the Audit Committee since being elected to the Board in 2005.

Realty Income, The Monthly Dividend Company®, is a New York Stock Exchange real estate company dedicated to providing shareholders with dependable monthly income. To date the Company has paid 462 consecutive common stock monthly dividends throughout its 40-year operating history and increased the dividend 52 times since Realty Income’s listing on the New York Stock Exchange in 1994. The monthly dividend is supported by the cash flow from over 2,300 retail properties owned under long-term lease agreements with leading regional and national retail chains. The Company is an active buyer of net-leased retail properties nationwide.

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